Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Port of Call Online, Inc. (A Development Stage Company):

We consent to the inclusion in the foregoing Registration Statement on Form S-1/A 3 of our report dated April 30, 2013, relating to our audits of the balance sheets of Port of Call Online, Inc. as of December 31, 2012 and 2011, and the related statements of operations, stockholders' equity, and cash flows for the years then ended and for the period from March 2, 2010 (Inception) through December 31, 2012. Our report dated April 30, 2013, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Anton & Chia, LLP

Newport Beach, California

July 17, 2013